Registration Statement No. 333-194144
Dated February 4, 2015
Filed Pursuant to Rule 433

DTC-eligible gold.
No annual fees.

Introducing BMO GOLDRsSM, the first gold deposit receipt program in the United States that is DTC-eligible. Based on feedback from a large number of clients in the U.S. marketplace, BMO GOLDRsSM have been designed to deliver the following benefits to RIAs and their Custodians:

➢      SEC-registered, DTC-eligible, and CUSIP-bearing

➢      No annual fees

➢      No tracking error

➢      No derivatives

➢      No empty vault risk

➢      Stored in Canada

➢      Spot pricing

➢      Alternative to unregulated storage programs

➢      Gold bullion not available to claims of creditors of BMO

➢      Delivery of as little as one ounce

Please speak to your Custodian about BMO GOLDRsSM.

The issuer of the securities is Vaulted Gold Bullion Trust. The securities are not issued by or guaranteed by Bank of Montreal and are not bank deposits. A registration statement relating to these securities was filed with and declared effective by the U.S. Securities and Exchange Commission. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, BMO Capital Markets will arrange to send you the prospectus if you request it by calling toll-free 1-844-266-4537. This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to their registration or qualification under the securities laws of any such state or jurisdiction. An offering can be made only by means of a prospectus. The offered securities entail risks and are not appropriate for all investors. The issuer of the securities is not an investment company registered under the Investment Company Act of 1940 and is not subject to regulation under the Commodity Exchange Act.

BMO Capital Markets is a trade name used by BMO Financial Group for the wholesale banking businesses of Bank of Montreal, BMO Harris Bank N.A. (member FDIC), Bank of Montreal Ireland p.l.c, and Bank of Montreal (China) Co. Ltd and the institutional broker dealer businesses of BMO Capital Markets Corp. (Member SIPC) and BMO Capital Markets GKST Inc. (Member SIPC) in the U.S., BMO Nesbitt Burns Inc. (Member Canadian Investor Protection Fund) in Canada and Asia, BMO Capital Markets Limited (authorised and regulated by the Financial Conduct Authority) in Europe and Australia and BMO Advisors Private Limited in India.

Please review the Sales Restrictions and Notices section of the prospectus carefully.

® Registered trademark of Bank of Montreal in the United States, Canada and elsewhere.